Execution Version

Certain identified information has been excluded from the document because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Services Agreement

This Services Agreement (“Agreement”), dated as of October 10, 2019, is by and between OncoSec Medical Incorporated, a Nevada corporation (“OncoSec”), and Sirtex Medical US Holdings, Inc., a Delaware corporation (“Sirtex”) (each, a “Party” and, collectively, the “Parties”).

A. OncoSec develops device/drug combination therapies as described below.

B. The Parties are entering into the Stock Purchase Agreement (as defined below), pursuant to which Sirtex will invest into, and obtain partial ownership of, OncoSec.

C. OncoSec desires to obtain, and Sirtex desires to provide, certain Services (as defined below) pursuant to the terms set forth in this Agreement, and in exchange OncoSec is willing to pay certain Royalties (as defined below) on the future sale of the Products.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

Unless otherwise specifically provided herein, the following terms shall have the meanings set forth in this Section 1 and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement. For the avoidance of doubt, such meanings shall, to the extent used herein, survive any termination or expiration of the Stock Purchase Agreement.

1.1.	“Adverse Ruling” has the meaning set forth in Section 5.2.

1.2.	“Affiliate” means any company, partnership, joint venture or other entity, which directly or indirectly controls, is controlled by or is under common control with a respective named Party. Control shall mean the possession of more than fifty percent (50%) of the voting stock or the power to control the management and policies of the controlled entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3.	“Agreement” has the meaning set forth in the preamble hereto.

1.4.	“Audit” has the meaning set forth in Section 3.7.

1.5.	“Breaching Party” has the meaning set forth in Section 5.2.

1.6.	“Calendar Half” means the respective periods of six consecutive calendar months as follows: January 1 to June 30 or July 1 to December 31, except that the first Calendar Half of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1 or July 1 after the Effective Date, and the last Calendar Half of the Term shall end on the last day of the Term.

1.7.	“Calendar Year” means the respective periods of twelve consecutive calendar months ending on December 31, except that (a) the first Calendar Year under this Agreement shall commence on the Effective Date and end on the first December 31 to occur after the Effective Date and (b) the last Calendar Year under this Agreement shall commence on the last January 1 to occur prior to the end of the Term and end at the end of the Term.

1.8.	“Confidential Information” has the meaning set forth in Section 9.1.

1.9.	“Copyrights and Trademarks” has the meaning set forth in Section 8.

1.10.	“Deliverables” has the meaning set forth in Section 8.

1.11.	“Effective Date” has the meaning set forth in Section 5.1.

1.12.	“Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).

1.13.	“Indemnified Party” has the meaning set forth in Section 7.3(a).

1.14.	“Joint Steering Committee” or “JSC” means the committee established as set forth in Section 4.1.

1.15.	“Late Payment Notice” has the meaning set forth in Section 3.4.

1.16.	“Losses” has the meaning set forth in Section 7.1.

1.17.	“Material Breach” has the meaning set forth in Section 5.2.

1.18.	“Material Breach Notice” has the meaning set forth in Section 5.2.

1.19.	“Net Sales” means the total amount billed or invoiced on sales of the Products by OncoSec or its Affiliates to any Third Party, less the following deductions:

(a)	trade, cash and quantity discounts;

(b)	price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities;

(c)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(e)	the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the applicable Product;

(f)	any consideration actually paid or payable by OncoSec or its Affiliates for the procurement of any generator that is included in the applicable Product;

(g)	any invoiced amounts which are not collected by OncoSec or its Affiliates, including bad debts;

(h)	freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of the applicable Product; and

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(i)	any other similar and customary deductions that are consistent with generally accepted accounting principles applicable for the applicable jurisdiction.

In each case the following provisions apply: Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. For clarity, Net Sales shall not include sales between or among OncoSec or its Affiliates. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of OncoSec or its Affiliates, which must be in accordance with applicable generally accepted accounting principles in the applicable jurisdiction.

1.20.	“Non-Breaching Party” has the meaning set forth in Section 5.2.

1.21.	“OncoSec” has the meaning set forth in the preamble hereto.

1.22.	“Party” and “Parties” have the meanings set forth in the preamble hereto.

1.23.	“Payment Records” has the meaning set forth in Section 3.6.

1.24.	“Products” means TAVO and Visceral Lesion Applicator (VLA) products and their accompanying generators, and any products (including, for clarity, combination products) incorporating or including such products and their accompanying generators.

1.25.	“Royalty” has the meaning set forth in Section 3.1.

1.26.	“Services” has the meaning set forth in Section 2.1.

1.27.	“Sirtex” has the meaning set forth in the preamble hereto.

1.28.	“Sirtex Personnel” has the meaning set forth in Section 8.

1.29.	“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and between OncoSec and Sirtex.

1.30.	“Term” has the meaning set forth in Section 5.1.

1.31.	“Territory” means all countries other than the following countries: Greater China (Mainland, Hong Kong, Macau, Taiwan), Armenia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, East Timor, Georgia, India, Indonesia, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Laos, Malaysia, Mongolia, Nepal, Oman, Pakistan, Papua New Guinea, Philippines, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Tajikistan, Thailand, Turkmenistan, United Arab Emirates, Uzbekistan and Vietnam.

1.32.	“Third Party” means any entity other than the Parties and their Affiliates.

1.33.	“Third Party Claims” has the meaning set forth in Section 7.1.

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2.	Services.

2.1.	Services. From and after the Effective Date, Sirtex shall provide to OncoSec services, in the categories as described in Exhibit A, in respect of the Products (the “Services”). The JSC shall agree upon the details of the Services from time to time during the Term. Sirtex shall provide the Services (a) in accordance with the terms and subject to the conditions set forth in this Agreement; (b) using personnel of required skill, experience, licenses, and qualifications; and (c) in a timely, workmanlike, and professional manner. Nothing in this Agreement shall be construed to prevent OncoSec from itself performing or from receiving services from other providers that are similar or identical to the Services.

3.	Royalty and Payment Obligations.

3.1.	Royalty. During the Term, OncoSec shall pay to Sirtex a royalty of [ * ] of Net Sales of all Products in the Territory (the “Royalty”).

3.2.	Reporting. OncoSec shall submit to Sirtex within [ * ] days after the end of each Calendar Half, an accurate, complete, itemized report setting forth for such year (together with cumulative year over year sales) at least the following information:

(a)	the quantity of Net Sales for the applicable Calendar Half on a country-by-country basis; and

(b)	the amount of Royalty due thereon, or, if no Royalties are due to Sirtex for any reporting period, a statement that no Royalties are due.

3.3.	Payments; Payment Method; Currency Conversion. Together with the Calendar Half-by-Calendar Half report described above, OncoSec shall pay in full all Royalties due for the applicable Calendar Half. All payments to be made hereunder shall be made in U.S. Dollars in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at OncoSec’s election, to a bank account specified by Sirtex in a notice at least [ * ] Business Days before the applicable payment is due. For the purposes of determining the amount of any payments due hereunder for the relevant Calendar Half, the amount of Net Sales in any foreign currency shall be converted into U.S. Dollars in accordance with the prevailing rates of exchange for the relevant month for converting such first currency into such other currency used by OncoSec’s internal accounting systems.

3.4.	Interest on Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, the other Party shall provide written notice of such failure to the non-paying Party (a “Late Payment Notice”), and interest shall accrue on the past due amount starting on the date of the Late Payment Notice at the thirty (30) day U.S. Dollar London Interbank Offered Rate effective for the date that payment was due (as published in the Wall Street Journal), computed for the actual number of days after the date of the Late Payment Notice that the payment was past due.

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3.5.	Taxes. All payments required to be paid to Sirtex pursuant to this Agreement shall be made without deduction or withholding for taxes, except for withholding taxes, value-added taxes and government surcharges attached to the value-added taxes required to be deducted or withheld by OncoSec under applicable Law on amounts payable to Sirtex hereunder; provided, however, that OncoSec shall provide Sirtex with a receipt in respect of any taxes deducted or withheld and remitted to the applicable Governmental Authority. [ * ]. Sirtex alone shall be responsible for paying any and all taxes (other than withholding taxes, value-added taxes and all government surcharges attached to the value-added taxes deducted and withheld on Sirtex’s behalf by OncoSec in accordance with this Section 3.5) levied on account of, or measured in whole or in part by reference to, any payments Sirtex receives. Without limiting the foregoing, the Parties agree to reasonably cooperate with one another in availing themselves of the benefit of any tax treaty to minimize any applicable withholding tax with respect to payments hereunder to the extent permitted under applicable Law.

3.6.	Books and Records. OncoSec shall keep, and shall require its Affiliates to keep, complete, accurate records (together with supporting documentation) of Net Sales under this Agreement, reasonably appropriate to determine the amount of Royalties due to Sirtex hereunder (collectively “Payment Records”). Payment Records shall be retained for at least five (5) years following the end of the reporting period to which they relate.

3.7.	Audit. Sirtex shall have the right, once annually at its own cost and expense, to have an independent, certified public accounting firm, selected by Sirtex and approved by OncoSec in its reasonable discretion, review Payment Records in the location(s) where such records are maintained upon reasonable notice to OncoSec (which shall be no less than twenty (20) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the lesser of (a) the twenty-four (24) month period preceding the date of the request for review or (b) the period after Sirtex’s most recent audit conducted under this Section 3.7 (or any other applicable section of this Agreement) (an “Audit”). The report of such Audit shall be limited to a certificate stating whether any report made or payment submitted by OncoSec during such period is accurate or inaccurate and the actual amounts of Net Sales and Royalties due, for such period. OncoSec shall receive a copy of each such report concurrently with receipt by Sirtex. Should such inspection lead to the discovery of a discrepancy to Sirtex’s detriment, and only to the extent that OncoSec agrees with and accepts such conclusion under the Audit, OncoSec shall pay within thirty (30) Business Days after its receipt from the accounting firm of the certificate, the amount of the discrepancy plus interest calculated in accordance with this Agreement. If OncoSec does not agree with the conclusion of such report, the matter shall be referred to dispute resolution in accordance with Section 10.5. Sirtex shall pay the full cost of the Audit unless the underpayment discovered by the Audit is greater than [ * ] percent ([ * ]%) of the amount due for the applicable period covered by the Audit. Any overpayment by OncoSec revealed by an Audit shall be fully creditable against future payments to be made to Sirtex hereunder.

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4.	Governance.

4.1.	Joint Steering Committee. After the Effective Date, the Parties will establish a Joint Steering Committee, composed of three (3) senior personnel of OncoSec and three (3) senior personnel of Sirtex. The appointed personnel for each Party, collectively, shall have a general understanding of development, regulatory and commercialization issues. Within thirty (30) days following the Effective Date, each Party will designate its initial members to serve on the JSC and notify the other Party of the dates of availability for the first meeting of the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party.

4.2.	JSC Activities. The JSC will: (a) review and discuss the Services provided under this Agreement; (b) serve as a forum to keep Sirtex informed of issues related to the development or commercialization of the Products; (c) review and discuss the proposed commercialization strategies with respect to the Products; and (d) consider and act upon such other matters as specified in this Agreement. The JSC will also be responsible for resolving, pursuant to Section 4.4, any disputes that may arise between the Parties. The JSC also may, at any time it deems necessary or appropriate, establish additional joint committees and delegate such of its responsibilities as it determines appropriate to such joint committees.

4.3.	Meetings of the Joint Steering Committee.

(a)	The JSC shall meet quarterly during the Term and at such other times as the Parties may agree. The first meeting of the JSC shall be held as soon as reasonably practicable after the Effective Date, but in no event later than forty-five (45) days following the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least one face-to-face meeting per Calendar Year, unless the Parties otherwise agree.

(b)	Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings, with the consent of the other Party (which shall not be unreasonably withheld).

(c)	Sirtex shall appoint one of its representatives on the JSC to act as chairperson of the JSC. The chairperson shall set agendas for JSC meetings, provided that the agendas will include any matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JSC meeting, which draft minutes shall be subject to review and approval by all JSC members.

4.4.	Decision Making. Each Party shall in good faith consult with the other and take such other Party’s views into account in respect of any matter before the JSC or any other committee established by the Parties hereunder, it being understood and agreed that the Parties shall not modify or amend the Services without mutual agreement of the Parties. In the event of a disagreement among the JSC, the matter shall be referred to the Chief Executive Officers of each Party who shall, for forty-five (45) days after such referral, attempt in good faith to resolve such disagreement. If such attempt fails, then the dispute resolution provisions of Section 10.5 shall apply.

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4.5.	Costs of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Section 4 shall be borne solely by such Party.

5.	Term and Termination.

5.1.	Term. This Agreement shall be deemed to have commenced as of the first to occur of (a) the Closing Date or (b) the termination of the Stock Purchase Agreement by OncoSec other than pursuant to Section 10.1(a)(iv)(ii) of the Stock Purchase Agreement (the “Effective Date”) and, unless terminated earlier in accordance with this Section 5, shall remain in force on a country-by-country and Product-by-Product basis until the later of (a) the [ * ] anniversary of the first commercial sale of the applicable Product in the applicable country or (b) the expiration of the last-to-expire patent owned or controlled by OncoSec that covers the applicable Products in the applicable country (the “Term”).

5.2.	Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement (a “Material Breach”), then the Non-Breaching Party may give the Breaching Party notice of such Material Breach (a “Material Breach Notice”) specifying the nature of the breach. If the Breaching Party does not dispute that it has committed a Material Breach, then, if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [ * ] days after receipt of the Material Breach Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has committed a Material Breach, the dispute shall be resolved pursuant to Section 10.5. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have committed a Material Breach (an “Adverse Ruling”), then, if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within [ * ] days after such ruling or such longer period as specified in the Adverse Ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. The right of either Party to terminate this Agreement as set forth in this Section 5.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

5.3.	Termination for Convenience. Sirtex may terminate this Agreement in its entirety for any reason or no reason upon [ * ] days’ prior written notice to OncoSec.

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5.4.	Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party (a) if the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of [ * ] days or more; (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of [ * ] days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination pursuant to this Section 5.4 shall be effective upon the date specified in such notice.

5.5.	Effect of Termination. On any expiration or termination of the entirety of this Agreement, the receiving Party shall (a) return to the disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the disclosing Party’s Confidential Information; (b) permanently erase the disclosing Party’s Confidential Information from its computer systems; and (c) certify in writing to the disclosing Party that it has complied with the requirements of this Section 5.5. Notwithstanding the foregoing, the receiving Party will be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes.

5.6.	Survival. The following Sections of this Agreement will survive the expiration or termination of this Agreement: 1 (to the extent the definitions in such Section are necessary to construe the other surviving provisions of this Agreement), 3 (solely in respect of Net Sales made or Royalties or other payments accrued during the Term), 5.5, 5.6, 6.4, 7, 8, 9 (for the period specified in Section 9.5), and 10.

6.	Warranties; Disclaimer; Limitation of Liability.

6.1.	Good Standing. Each Party represents and warrants to the other Party that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all necessary corporate powers to own, use and transfer its properties and assets, and to carry on its business as now owned and operated.

6.2.	No Conflicts. Each Party represents and warrants to the other that (a) the entering into by such Party of this Agreement and the performance and consummation by such Party of the matters contemplated hereby does not and shall not violate any (i) agreement with or obligation to (whether express, implied or by operation of law) any other Person to which such Party is a party or subject or (ii) rights of any other Person (including Intellectual Property Rights), and (b) this Agreement is binding upon such Party pursuant to the laws of such Party’s domicile.

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6.3.	Authorization. Each of Sirtex and OncoSec has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of each of Sirtex and OncoSec. Assuming due authorization, execution and delivery on the part of each Party, this Agreement constitutes a legal, valid and binding obligation of each such Party, enforceable against such Party in accordance with its terms.

6.4.	Disclaimer. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 6, EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

7.	Indemnification; Limitation of Liability.

7.1.	Indemnification by OncoSec. OncoSec agrees to defend, indemnify and hold Sirtex and its Affiliates and its and their officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, demands, actions, causes of action, judgments, losses, damages, costs and expenses (including attorneys’ and expert witness fees and expenses) (collectively “Losses”) to the extent resulting from any claim, action, suit, proceeding, liability or obligation asserted by a Third Party (collectively, “Third Party Claims”) arising out of, relating to or resulting from:

(a)	any breach of any representation, warranty, covenant or agreement made by OncoSec in this Agreement;

(b)	the gross negligence or willful misconduct of OncoSec in connection with this Agreement; or

(c)	the development, manufacture, commercialization, or other exploitation of the Products by OncoSec or its Affiliates or (sub)licensees.

7.2.	Indemnification by Sirtex. Sirtex agrees to defend, indemnify and hold OncoSec and its Affiliates and its and their officers, directors, employees, agents, successors and assigns harmless from and against any and all Losses to the extent resulting from any Third Party Claim arising out of or relating to or resulting from:

(a)	any breach of any representation, warranty, covenant or agreement made by Sirtex in this Agreement; or

(b)	the gross negligence or willful misconduct of Sirtex in connection with this Agreement.

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7.3.	Indemnification Procedures.

(a)	Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Section 7; provided that no failure or delay in providing such notice shall relieve the indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that such failure or delay materially prejudices the indemnifying Party with respect to such claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(b)	Control of Defense. The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 7.3(c), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.

(c)	Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 7.3(b)), (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

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(d)	Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3(b), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)	Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

(f)	Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its or their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a Calendar Half basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

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7.4.	Insurance Recovery. Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this Section 7, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the indemnifying Party.

7.5.	Exclusive Remedy. The Parties agree and acknowledge that the provisions of this Section 7 represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Section 7.

7.6.	LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS RESULTING FROM THIRD PARTY CLAIMS OR A BREACH BY EITHER PARTY OF SECTION 9 (CONFIDENTIALITY) UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT, INCLUDING LOST PROFITS OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED BEFOREHAND OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY HEREBY ACKNOWLEDGES THAT THE FOREGOING LIMITATIONS ARE AN INTEGRAL TERM OF THIS AGREEMENT AND THAT THE OTHER PARTY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT SUCH LIMITATIONS.

8. Copyrights and Trademarks.

Solely between OncoSec and Sirtex, all copyrights, trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith (collectively, “Copyrights and Trademarks”) in and to all marketing collateral, marketing information, and other related finished documents that are delivered by Sirtex to OncoSec under this Agreement and all logos, product names, or brand names developed by Sirtex in direct connection with the Services and provided to OncoSec hereunder (collectively, the “Deliverables”) shall be owned exclusively by OncoSec. Sirtex agrees, and shall cause its employees (collectively, “Sirtex Personnel”) to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a “work made for hire” for OncoSec. To the extent that any of the Deliverables do not constitute a “work made for hire,” Sirtex hereby irrevocably assigns, and shall cause the Sirtex Personnel to irrevocably assign to OncoSec, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Copyrights and Trademarks therein. Sirtex shall cause Sirtex Personnel to irrevocably waive, to the extent permitted by applicable Law, any and all claims such Sirtex Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

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9.	Confidentiality.

9.1.	Definition of Confidential Information. The Parties acknowledge that, prior to and during the Term, the Parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing Party as confidential or proprietary, including unpublished patent applications and technical information (“Confidential Information”). Both Parties agree that in order to ensure that each Party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure. The receiving Party shall hold such Confidential Information in confidence and shall treat such information in the same manner as it treats its own confidential information but with not less than with a reasonable degree of care. The Confidential Information provided to the receiving Party will remain the property of the disclosing Party, and will be disclosed or used only as necessary or reasonably useful for the performance of this Agreement or the exercise of rights or licenses granted hereunder.

9.2.	Exclusions. Confidential Information does not include information that (a) was known to the receiving Party prior to receipt from the disclosing Party as evidenced by the receiving Party’s records; (b) is or becomes part of the public domain through no breach of this Agreement by the receiving Party; (c) is lawfully received by the receiving Party from a Third Party that is not bound by any obligations of confidentiality with respect to such information; or (d) comprises identical subject matter to that which had been originally and independently developed by or for the receiving Party without knowledge or use of any Confidential Information as evidenced by written records.

9.3.	Permitted Disclosures. Notwithstanding the foregoing, the receiving Party may disclose the Confidential Information of the disclosing Party (a) as and to the extent required by the order of any Governmental Authority of competent jurisdiction; provided that the receiving Party shall, to the extent permitted by applicable Law, use reasonable efforts to notify the disclosing Party of such proposed disclosure in such a manner and on such a schedule as will afford the disclosing Party a reasonable opportunity to seek a protective order or similar restriction on disclosure of the disclosing Party’s Confidential Information proposed to be disclosed by the receiving Party, (b) as required by applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make a disclosure that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, (c) to the extent that such disclosure is made to regulatory authorities as deemed reasonably necessary by the receiving Party in connection with any filing, application, or request for regulatory approval, response to any requests or inquiries from a regulatory authority, or other communication with a regulatory authority, and (d) to prospective acquirers, lenders, investors, collaboration partners, and (sub)licensees that agree to be bound by non-use and non-disclosure obligations in respect of such Confidential Information.

9.4.	Press Releases and Other Announcements. Notwithstanding anything to the contrary in this Agreement, neither Party shall issue a press release or otherwise make a public announcement concerning the subject matter of this Agreement without the prior review and written approval of the text of any such press release or other public announcement by the other Party. The non-disclosing Party shall not unreasonably withhold or delay such review and approval.

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9.5.	Duration. Except as otherwise provided herein, the restrictions and covenants set forth in this Section 9 shall survive until the [ * ] year anniversary of the date that this Agreement is terminated or expires; provided, however, that with respect to Confidential Information that constitutes a trade secret under applicable Law, the receiving Party’s obligations pursuant to this Section 9 shall survive so long as such Confidential Information remains a trade secret under applicable Law.

10.	General Provisions.

10.1.	Notices. Section 11.3 (Notices) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

10.2.	Assignment. Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent (but with written notice to the other Party, to be provided not more than thirty (30) days’ following such assignment or delegation), to (a) one or more of its Affiliates; or (b) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains; in each case whether by merger, reorganization, acquisition, sale, or otherwise. The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment or transfer in violation of this Section 10.2 will be void and of no force and effect.

10.3.	Waiver. Section 11.10 (Waiver) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

10.4.	Governing Law, Jurisdiction, and Venue.

(a)	Governing Law. The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its rules or procedures involving conflicts of laws.

(b)	Jurisdiction. The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court. The Parties irrevocably and unconditionally waive their right to a jury trial.

(c)	Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

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10.5.	Dispute Resolution.

(a)	Litigation. Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is not resolved under Section 4.4 within the applicable forty-five (45) day time period, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement, may, upon notice by either Party to the other Party, be resolved by litigation in accordance with Section 10.4.

(b)	No Limitation on Equitable Relief. Neither Section 4.4 nor Section 10.5(a) shall limit or constrain either Party’s ability to seek equitable relief and either Party may institute proceedings therefor in accordance with Section 10.4 without resort to the procedures described in Sections 4.4 and 10.5(a).

10.6.	Entire Agreement. Section 11.8(a) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

10.7.	Amendments. This Agreement may not be modified or amended except in a writing signed by a duly authorized officer or representative of each Party.

10.8.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

10.9.	Relationship Of The Parties. It is expressly agreed that OncoSec, on the one hand, and Sirtex, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither OncoSec, on the one hand, nor Sirtex, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All individuals employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

10.10.	No Benefit To Others. Section 11.5 (No Benefit to Others) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

10.11.	Headings And Gender; Construction; Interpretation. Section 11.6 (Headings and Gender; Construction; Interpretation) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

10.12.	Counterparts. Section 11.7 (Counterparts) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

10.13.	Effect of Termination or Expiration of Stock Purchase Agreement. For the avoidance of doubt, the provisions incorporated herein by reference from the Stock Purchase Agreement shall, to the extent incorporated herein, survive any termination or expiration of the Stock Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

OncoSec: OncoSec Medical Incorporated		Sirtex: Sirtex Medical US Holdings, Inc.

By:	/s/ Daniel J. O’Connor	By:	/s/ Kevin R. Smith
Name:	Daniel J. O’Connor	Name:	Kevin R. Smith
Title:	Chief Executive Officer and President	Title :	Chief Executive Officer

[Signature Page – Services Agreement between OncoSec and Sirtex]

Exhibit A

Services

Sirtex will provide Services within the following categories to OncoSec during the Term. The JSC shall detail in individual work plans the specific aspects and timelines for the provision of these Services.

The general categories of Services shall include:

●	Key Opinion Leader Management and Engagement

o	[ * ]
o	[ * ]

●	Voice of Customer (VOC)

o	[ * ]
o	[ * ]
o	[ * ]

●	Development of Go to Market Strategy

o	[ * ]
o	[ * ]
o	[ * ]

●	Pricing, Reimbursement & Market Access

o	[ * ]
o	[ * ]